EXHIBIT 23.2

INDEPENDENT AUDITOR’S CONSENT

We consent to the use in the registration statement of Tandy Leather Factory, Inc. on Form S-1/A filed with the Securities and Exchange Commission on July 10, 2006 of our report dated February 24, 2006, of our audit of the consolidated financial statements of Tandy Leather Factory, Inc. as of December 31, 2005, and for the year then ended, which report is included in the Annual Report on Form 10-K of The Leather Factory, Inc. for the year ended December 31, 2005. We also consent to the reference to our firm under the caption “Experts.”

WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
July 10, 2006